EXHIBIT 99.1
Broadridge Extends Regulatory Communications Capability for Global Funds, Enters Agreement to Acquire FundsLibrary
Acquisition to help asset managers meet UK and EU regulatory requirements

NEW YORK and LONDON – Jan. 21, 2020 – Broadridge Financial Solutions, Inc. (NYSE:BR) and FundsLibrary Limited announce that Broadridge has entered into an agreement to acquire FundsLibrary, a leader in fund document and data dissemination in the European market, from its parent company Hargreaves Lansdown. Combining FundsLibrary’s capabilities with Broadridge’s existing regulatory communications offerings will enable Broadridge to significantly reduce complexity and cost for global fund managers, helping them to increase distribution opportunities and meet their regulatory requirements across multiple jurisdictions.

FundsLibrary’s services link fund managers to distributors and investors to provide complete, accurate and timely information supporting fund sales. The solution helps fund managers increase distribution opportunities and comply with both UK domestic and EU regulations such as Solvency II and MiFID II, and makes information easily accessible for investors in digital format. Integrating FundsLibrary’s data platform and technology with Broadridge’s existing fund calculation, translation and document creation capabilities creates an end-to-end solution for fund managers and distributors. This comes at a time where there is growing demand for transparency, operational efficiency and compliant communications in an increasingly competitive and highly regulated environment.

“Today, global fund managers face a real challenge in creating and disseminating compliant marketing and regulatory documents that meet domestic and cross-border requirements throughout the EU and UK,” said Samir Pandiri, president, Broadridge International. “The acquisition is a natural extension of Broadridge’s regulatory communications business and the next step in creating a leading pan-European digital data platform, supporting the lifecycle of fund data, documents, and regulatory reporting for the investment industry.”

“FundsLibrary has had an enviable track record within the investment industry for its breadth, quality and timeliness of fund data solutions,” said Arun Sarwal, CEO of FundsLibrary. “We are excited to be joining forces with Broadridge to enable us to serve our clients across a larger part of their global value chain and to extend our services across multiple geographies.”

The acquisition is subject to the satisfaction of customary closing conditions and is expected to close in mid- to late-February. Grant Thornton UK LLP acted as lead financial advisor to Hargreaves Lansdown plc. Terms of the transaction were not disclosed.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on Broadridge management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

•	the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•
Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;

•	material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•	changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;
•	declines in participation and activity in the securities markets;
•	the failure of Broadridge’s key service providers to provide the anticipated levels of service;
•	a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•	overall market and economic conditions and their impact on the securities markets;
•	Broadridge’s failure to keep pace with changes in technology and the demands of its clients;
•	the ability to attract and retain key personnel;
•	the impact of new acquisitions and divestitures; and
•	competitive conditions.

There may be other factors that may cause Broadridge actual results to differ materially from the forward-looking statements. Broadridge’s actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. Broadridge can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of Broadridge’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for a description of certain risks that could, among other things, cause Broadridge’s actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than U.S. $7 trillion in fixed income and equity securities trades per day. Broadridge is part of the S&P 500(R) Index and employs over 11,000 associates in 18 countries.

About FundsLibrary
FundsLibrary is a leading digital platform supporting the life cycle of fund data, documents and regulatory reporting for the Asset Management industry. The company manages data for around 40,000 investment products, sourced from some 700 global fund groups and supports over 180 million requests each year.

Recognised for the breadth and depth of their fund data and document distribution, they have been delivering a wide range of fund data, digital and regulatory solutions for over 15 years, providing digital solutions to 10 of the top 20 UK investment platforms and supporting the regulatory services of 15 of Europe’s largest fund managers.

Media Contacts:

Broadridge:

North America:
Matthew Luongo
Prosek Partners
+1 646-396-0966
mluongo@prosek.com

Europe:
Charlie Morrow
Cognito
+44 (0) 20 7426 9400
charlie.morrow@cognitomedia.com

FundsLibrary:

Caroline Abrahams
+44 (0)117 313 4637
caroline.abrahams@fundslibrary.com